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                        EXHIBIT 21 - SUBSIDIARIES OF REGISTRANT


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                                                    Jurisdiction of               Name Under Which
Subsidiary                                          Incorporation                 Business is Done
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
Horizon Bank, National Association                  United States                 Horizon Bank

Horizon Trust & Investment Management,
   National Association                             United States                 Horizon Trust &
   Investment (a subsidiary of Horizon Bank)                                      Management

Horizon Insurance Services, Inc.                    Indiana                       Horizon Insurance Services
 (a subsidiary of Horizon Bank)

HBC Insurance Group, Inc.                           Arizona                       HBC Insurance Company

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